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EXHIBIT 99.1

            CITIZENS HOLDING COMPANY ANNOUNCES 3 FOR 2 STOCK SPLIT

PHILADELPHIA, Miss.--(BUSINESS WIRE)--October 30, 2001--Citizens Holding Company (Amex:CIZ) today announced a three-for-two stock split of its outstanding shares of common stock. This split will entitle each shareholder of record at the close of business on December 14, 2001 to receive one additional share of common stock for every two shares of Citizens Holding Company (the "Company") common stock held on that date. The Company will pay cash in lieu of fractional shares in an amount equal to the last sales price on the American Stock Exchange of one share of the Company's common stock on the record date, or if no shares have traded on the record date, the first day prior to the record date on which shares traded on the American Stock Exchange, multiplied by the applicable fraction of a share to which such shareholder would otherwise be entitled. The stock split does not require approval by shareholders of the Company.

Certificates representing the additional shares of common stock will be distributed on or about December 31, 2001 to shareholders of the Company on the record date. Currently held certificates will remain valid and should be retained by shareholders. After the split, the Company will have approximately 4,963,125 shares of common stock outstanding and have authorization to issue up to an aggregate of 22,500,000 shares, including shares presently outstanding. The stock options that are outstanding will be adjusted accordingly to reflect the stock split.

The Company's common stock will begin trading at its post-split price on the first business day after the additional shares are distributed to shareholders, which will be January 2, 2002, assuming the additional shares are distributed on December 31, 2001.

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has fourteen banking locations in seven counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens
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Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company's transfer agent is American Stock Transfer & Trust Company.

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Contact:

Citizens Holding Company, Philadelphia
Robert T. Smith, 601/656-4692
Rsmith@netdoor.com
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